CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders
Putnam Funds Trust:

We consent to the use of our reports dated October 16, 2015, with respect to the financial statements of Putnam Emerging Markets Equity Fund a series of Putnam Funds Trust, included herein, and to the references to our firm under the captions "Financial highlights" in the Prospectus and "Independent Registered Public Accounting Firm and Financial Statements" in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
December 23, 2015